THE JENSEN PORTFOLIO, INC. - CLASS I SHARES
                           SHAREHOLDER SERVICING PLAN


     This Shareholder Servicing Plan ("Plan") for the Class I shares (the "Class") of The Jensen Portfolio, Inc. (the "Fund"), an Oregon corporation, is adopted as of this 12th day of May, 2003, by the Board of Directors of the Fund.

     1. This Plan is adopted to allow the Class to make payments as contemplated
herein  to  obtain  certain  personal  services  for  shareholders   and/or  the
maintenance of shareholder accounts ("Services").

     2. This Plan is designed to compensate broker/dealers and other participating financial institutions and other persons ("Providers") for providing services to the Class and its shareholders. The Plan will be administered by U.S. Bancorp Fund Services, LLC ("USBFS"). In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate not to exceed 0.15 of 1% of the Class's average daily net assets held during the month.

     3. Any payments made by the Class to any Provider pursuant to this Plan will be made pursuant to written agreements based on the form attached as Appendix A or any other form approved by the Board of Directors with Providers. The "Shareholder Servicing Agreement" will be entered into by the Fund and the Provider.

     4. The Fund has the right (i) to select, in its sole discretion, the Providers to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Shareholder Servicing Agreement.

     5. Quarterly in each year that this Plan remains in effect, USBFS shall prepare and furnish to the Board of Directors of the Fund, and the Board of Directors shall review, a written report of the amounts expended under the Plan.

     6. This Plan shall become  effective  after  approval by majority votes of:
(a) the Fund's Board of Directors; and (b) the members of the Board of Directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Class's Plan or in any related documents to the Plan ("Disinterested Directors"), cast in person at a meeting called for the purpose of voting on the Plan.

     7. This Plan shall remain in effect with respect to the Class for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to the Class at least annually by a majority of the Board of Directors and a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Plan.

     8. This Plan may be amended at any time with respect to the Class by the Board of Directors, provided material amendments to this Plan shall become effective only upon the approvals set forth in Section 6.

     9. This Plan may be terminated at any time by: (a) a majority vote of the Disinterested Directors; or (b) a vote of a majority of the outstanding voting securities of the Class as defined in the Investment Company Act of 1940.

     10. While this Plan shall be in effect, the selection and nomination of Disinterested Directors of the Fund shall be committed to the discretion of the Disinterested Directors then in office.

     11. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 9 herein.

                                                                     Appendix A


                         SHAREHOLDER SERVICING AGREEMENT

                     The Jensen Portfolio, Inc. (the "Fund")
                          Class I shares (the "Class")


The Jensen Portfolio, Inc.
2130 Pacwest Center
1211 SW Fifth Avenue
Portland, OR 97204-3721


Gentlemen:

     We herewith confirm our agreement with you as follows:

     You will perform or arrange for others, including organizations, whose customers or clients are shareholders of the Class (the "Shareholder Servicing Agents") to perform all shareholder servicing functions and maintenance of shareholder accounts not performed by us or by our Transfer Agent ("Shareholder Services"). You may make payments from time to time from any Shareholder Servicing Fees (as defined below) received under this Agreement, to defray the costs of, and to compensate others, including Shareholder Servicing Agents with whom our distributor has entered into written agreements, for performing Shareholder Services. You further agree to provide the Fund, upon request, a written description of the Shareholder Services that you are providing hereunder.

     In consideration of your performance of the Shareholder Services, we will pay you a Service Fee at the annual rate of up to 0.15 of 1% of the Class's average daily net assets (the "Shareholder Servicing Fee"). Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.

     You will in your sole discretion determine the amount of any payment made by you to Shareholder Servicing Agents pursuant to this Agreement, and you may from time to time in your sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount that we are required to pay to you under either this Agreement or any management agreement between you and us, or otherwise.

     You will be responsible for the payment of all expenses incurred by you in rendering the foregoing services, except that we will pay the cost of typesetting, printing and delivering our prospectus to existing shareholders of the Class and of preparing and printing subscription application forms for shareholder accounts.

     Payments to Shareholder Servicing Agents to compensate them for providing shareholder servicing and related administrative functions are subject to compliance by them with the terms of written agreements satisfactory to our Board of Directors to be entered into between our distributor and the Shareholder Servicing Agents.

     We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, providing that nothing herein shall protect you against any liability to us or to our shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

     This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year, provided that such continuation is specifically approved at least annually by vote of our Board of Directors and of a majority of our directors who are not Interested Persons (as defined in the Investment Company Act of 1940 (the "1940 Act")), and have no direct or indirect financial interest in the operation of this Agreement, cast in person at a meeting called for the purpose of voting on this Agreement. Notwithstanding the above, this Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of our entire Board of Directors, or by vote of a majority of our Directors who are not Interested Persons (as defined in the 1940 Act), and who have no direct or indirect financial interest in the operation of this Agreement, or by vote of a majority of our outstanding voting securities, as defined in the 1940 Act, on sixty (60) days' written notice to you, or by you on sixty (60) days' written notice to us.

     Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to the Fund at the address set forth at the beginning of this Agreement, and if delivered to you, at the address set forth below.

     This Agreement may not be transferred, assigned, sold, or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge to you. The terms "transfer," "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

     Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the 1940 Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.

     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Oregon law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

     If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the enclosed copy hereof.

                                                     Very truly yours,

Dated and Effective:______________, 20__             The Jensen Portfolio, Inc.


                                                     By: _______________________
                                                     Name:
                                                     Title:

ACCEPTED:


By: ___________________________________
Name:
Title:


Address: _______________________________